Sprint

The Sprint Quarterly Investor Update

HD
VOICE

Fiscal 1Q14
July 30, 2014

SPRINT REPORTS RESULTS FOR FIRST FISCAL QUARTER OF 2014

●	Net Income of $23 million; Operating Income of $519 million is best in over seven years

●	Adjusted EBITDA* of $1.83 billion grew year-over-year for the fourth consecutive quarter

●	Network deployment reaches key milestones
○ 3G and voice network rip and replace largely complete
○ 4G LTE coverage expands to approximately 254 million people
○ High Definition (HD) Voice available nationwide

●	Launched Sprint Satisfaction Guarantee and exclusive innovative devices and content

Financial results in the enclosed tables include a predecessor period for the quarter ending June 30, 2013 related to the results of operations of Sprint Communications, Inc. (formerly Sprint Nextel) prior to the closing of the SoftBank transaction on July 10, 2013, and the applicable successor periods. In order to present financial results in a way that offers investors a more meaningful comparison of the year-over-year quarterly results, we have combined the calendar second quarter 2013 results of operations for the predecessor and successor periods. The enclosed remarks relating to calendar second quarter of 2013 are in reference to an unaudited combined period, unless otherwise noted. For additional information, please reference the section titled Financial Measures.

	TABLE OF CONTENTS
	Consolidated Results	5
	Wireless Results	6
	Wireline Results	9
SPRINT'S FISCAL 1Q14 EARNINGS CONFERENCE CALL - 8:30 A.M. ET TODAY	Forecast	9
U.S. or Canada: 800-938-1120	Financial and Operational Results	10
Internationally: 706-634-7849	Notes to the Financial Information	18
Conference ID: 71692129	Financial Measures	19
To listen via the Internet: sprint.com/investors	Safe Harbor	20

Sprint Corporation (NYSE: S) today reported operating results for the first fiscal quarter of 2014, including net income of $23 million, the best performance in almost seven years when excluding the non-cash transaction-related impacts from last year, and consolidated operating income of $519 million, the highest in more than seven years.

“We reached several key milestones for the company this quarter, including largely completing a multi-year project to upgrade our core 3G and voice network, expanding 4G LTE coverage to approximately 254 million people and launching nationwide availability of HD Voice,” said Dan Hesse, Sprint CEO. “Our complete network replacement impacted the network experience, so we lost customers last quarter. To improve customer confidence given our recent network build progress, we launched the Sprint Satisfaction Guarantee, which invites customers to experience our new and improved network and enjoy the value of our Sprint Framily plans.”

Adjusted EBITDA* Shows Solid Year-over-Year Growth

Adjusted EBITDA* of $1.83 billion grew 30 percent over the prior year period and Adjusted EBITDA* margin of nearly 24 percent was the company’s best in six years. Wireless Adjusted EBITDA* of $1.8 billion increased nearly 40 percent from the prior year period, driven mostly by lower expenses across several areas of the business, partially offset by declining wireless service revenues. Lower postpaid subsidy costs associated with impacts of the Sprint Easy Pay installment billing plan and device sales mix as well as lower customer care and cost of service expenses all contributed to year-over-year growth in Wireless Adjusted EBITDA* of nearly $500 million.

Sprint Platform Subscriber Loss Improves

The Sprint platform reported a net loss of 220,000 customers in the quarter, compared to a net loss of 383,000 customers last quarter and 520,000 customers in the prior year period. Sprint platform postpaid net losses of 181,000 during the quarter were largely due to expected elevated churn levels related to service disruption associated with the company’s ongoing network overhaul. However, Sprint platform postpaid gross additions grew by 16 percent compared to the year-ago quarter, and retail smartphone sales were nearly 5 million, representing a record 87 percent of total retail handset device sales in the quarter. Sprint platform prepaid net loss of 542,000 customers was primarily caused by the timing of the annual Lifeline program recertification process that impacted the Assurance Wireless® subscriber base. Sprint added 503,000 wholesale and affiliate customers during the quarter. The Sprint platform served over 53 million subscribers at the end of the quarter.

Network Deployment Reaches Key Milestones

Sprint’s replacement of its entire 3G and voice network, one of the most complex network upgrades in history, is largely complete and network performance metrics continue to improve. Sprint also hit its mid-year target for 4G LTE coverage, as the company now covers approximately 254 million people in 488 cities across the country including Pittsburgh and Buffalo, N.Y., which launched today.

Sprint HD Voice service is also now available nationwide and represents the new Sprint standard for crystal-clear voice calls. Sprint’s HD Voice provides fuller, more natural-sounding voice, plus noise-cancelling technology that virtually eliminates background noise from places like busy roads or crowded restaurants[i]. Over 16 million customers currently have HD Voice-enabled devices.

The deployment of Sprint Spark™, an innovative combination of advanced network and device technology that leverages the company’s 800MHz, 1.9GHz and 2.5GHz spectrum, continues to progress and is now available in 27 markets across the country. Twenty-two Sprint Spark-capable devices are currently available, including the recently launched Samsung Galaxy S® 5 Sport, LG G3, and HTC One (M8) Harman/Kardon® edition.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	3

Sprint Satisfaction Guarantee Demonstrates Confidence in America’s Newest Network

In June, the company announced the Sprint Satisfaction Guarantee, providing wireless users a worry-free experience of Sprint’s improved network, exclusive Framily plan and unique services. If customers aren’t completely satisfied with the Sprint experience within the first 30 days, Sprint will refund the cost of their device and waive all service and activation charges.

Sprint Earns Third-Party Recognition for Customer Experience, Innovation and Corporate Responsibility

According to results from the 2014 American Customer Satisfaction Index released in May, Sprint is the most improved U.S. company in customer satisfaction, across all 43 industries, over the last six years. Additionally, Light Reading recognized Sprint with a 2014 Leading Lights Award in the category of Most Innovative 4G Service for Sprint Spark. Sprint was also the winner of the Informa Telecoms & Media MVNO’s Industry Awards Best Wholesale Operator for the second consecutive year.

Sprint also received multiple awards for its corporate responsibility efforts during the quarter. Sprint was recognized by the Department of Energy for achievements in the Better Buildings Challenge for energy reduction, and the Environmental Protection Agency recognized Sprint with the WasteWise National Partner of the Year Award for Very Large Companies for diverting solid waste from landfills. Additionally, Sprint received the VITA Achievement Award for Environmental Sustainability from the Wireless Foundation.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	4

CONSOLIDATED RESULTS

•
Net operating revenues of $8.8 billion for the quarter were down 1 percent when compared to both the year-ago and prior quarters. Service revenue declines were partially mitigated by higher equipment revenues both year-over-year and sequentially. The year-over-year increase in equipment revenues was primarily due to the introduction of installment billing for devices.

•
Operating income was $519 million compared to an operating loss of $896 million in the year-ago quarter and operating income of $420 million in the prior quarter. The year-over-year increase in operating income was primarily driven by lower depreciation, as the year-ago period included accelerated depreciation related to the Sprint and Nextel platforms, non-cash charges related to the shutdown of the Nextel platform, and items identified below in Adjusted EBITDA*. The sequential change in operating income of $99 million was primarily driven by asset impairments incurred in the prior period related to network equipment assets that were no longer necessary for management’s strategic plan.

•
Adjusted EBITDA* was $1.83 billion for the quarter, compared to $1.40 billion in the year-ago quarter and $1.84 billion in the prior quarter. Adjusted EBITDA* increased 30 percent year-over-year primarily driven by wireless expense reductions across several areas of the business, partially offset by service revenue declines in both the Wireless and Wireline segments. Year-over-year expense reductions included lower net subsidy with the introduction of installment billing for devices and a higher mix of tablet sales, lower customer care costs, and lower cost of services. Excluding the impacts of installment billing, Adjusted EBITDA* would have been up nearly 20 percent year-over-year. Adjusted EBITDA* was relatively flat sequentially.

•
Capital expenditures(2) were $1.4 billion in the quarter, compared to $1.9 billion in the year-ago quarter and $1.1 billion in the prior quarter. Wireless capital expenditures were $1.3 billion in the quarter, compared to $1.7 billion in the year-ago quarter and $930 million in the prior quarter. The year-over-year decline was primarily related to the legacy network upgrade approaching completion. The sequential growth in capital expenditures was primarily related to build-out of the 2.5 GHz spectrum.

•
Net cash used in operating activities was $679 million for the quarter, compared to $1.2 billion in the year-ago quarter and $522 million in the prior quarter. The decrease in cash provided by operating activities compared to the year-ago quarter is primarily due to decreased cash receipts as a result of increases in installment billing receivables and increased interest payments. The increase in cash provided by operating activities compared to the sequential quarter is primarily due to decreased cash payments as a result of favorable changes in working capital and non-current assets and liabilities.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	5

•	Free Cash Flow* was negative $496 million for the quarter, compared to negative $396 million in the year-ago quarter and negative $1.1 billion in the prior quarter.

•	The company’s total cash, cash equivalents, and short-term investments at the end of this quarter were $5.5 billion and its total liquidity position was $9.1 billion.

WIRELESS RESULTS

•
The company served 54.6 million customers at the end of the quarter. Total customers include 30.3 million postpaid subscribers, 15.2 million prepaid subscribers and 9.1 million wholesale and affiliate subscribers.

•
The Sprint platform lost 181,000 net postpaid customers during the quarter. Sprint platform postpaid net subscriber losses included 535,000 tablet net additions offset by net losses of 646,000 handsets and 70,000 other devices. This compares to net additions of 194,000 in the year-ago quarter, which included approximately 364,000 subscribers recaptured from the Nextel platform and 66,000 recaptured U.S. Cellular subscribers, and subscriber losses of 231,000 in the prior quarter which included 516,000 tablet net additions offset by net losses of 709,000 handsets and 38,000 other devices.

•	The Sprint platform lost 542,000 net prepaid customers during the quarter primarily related to Assurance Wireless® customers who did not complete their annual re-certification.

•
Wholesale and affiliate net subscriber additions on the Sprint platform were 503,000 in the quarter. Connected device subscribers, largely related to connected vehicles, were a majority of the subscriber growth.

•
Sprint platform postpaid churn was 2.05 percent, compared to 1.83 percent for the year-ago period and 2.11 percent for the prior quarter. Sprint platform quarterly postpaid churn increased year-over-year primarily due to network disruption issues. The sequential decline in Sprint platform quarterly postpaid churn was primarily driven by seasonality.

•
Approximately 7 percent of Sprint platform postpaid customers upgraded their devices during the quarter, compared to 8 percent for the year-ago period and 7 percent for the prior quarter. The year-over-year decline in the upgrade rate was driven by the elimination of Nextel platform subscribers migrating to the Sprint platform.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	6

•
Sprint platform prepaid churn for the quarter was 4.44 percent, compared to 5.22 percent for the year-ago period and 4.33 percent for the prior quarter. Assurance churn, related to a change in the timing of annual re-certification, was the primary driver of the year-over-year decline.

•
Wireless retail service revenue of $6.9 billion for the quarter declined approximately 4 percent year-over-year and nearly 3 percent sequentially. Postpaid revenue was down year-over-year driven by declining ARPU and fewer subscribers on the Sprint platform, coupled with the loss of revenue as a result of the shutdown of the Nextel platform, partially offset by additional revenue from the Clearwire acquisition. Prepaid revenue was relatively flat year-over-year as Sprint platform subscriber declines were offset by growth in ARPU and Clearwire-related revenue.

•
Sprint platform postpaid ARPU of $62.07 for the quarter declined by $2.13 year-over-year and $1.45 sequentially. The year-over-year decline was related to a higher mix of tablets, which have a lower ARPU than handsets, and customer migration to Framily plans, partially offset by lower customer discounts and higher handset insurance revenue. While at different magnitudes, these factors all impacted the sequential change in Sprint platform postpaid ARPU as well.

•
Sprint platform prepaid ARPU of $27.38 for the quarter increased by $0.42 year-over-year and $0.93 sequentially. The change in the mix of our subscriber base among our prepaid brands was the primary driver of both the year-over-year and sequential improvement, with some of the year-over-year growth partially offset by promotional activity within our Boost brand.

•
Quarterly wholesale, affiliate and other revenues of $179 million increased by $48 million compared to the year-ago period and $20 million sequentially. The primary driver of both the year-over-year and sequential increases is interest revenue associated with the equipment installment billings. An additional driver of the year-over year increase was revenues associated with the Handmark and Clearwire acquisitions.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	7

•
Wireless equipment net subsidy in the quarter was $1.1 billion (equipment revenue of $1.1 billion, less cost of products of $2.2 billion). Equipment revenue was up $286 million year-over-year primarily due to the introduction of installment billing for devices, while cost of products was down $140 million mostly due to lower sales volumes, resulting in a net subsidy decline of $426 million year-over-year. Sequentially, net subsidy was relatively flat.

•
Wireless cost of services of $2 billion decreased $243 million year-over-year, primarily due to the elimination of network expenses related to the Nextel platform, lower 3G roaming expenses, and lower Sprint network modernization spend as the legacy network upgrade neared completion, partially offset by the net impact of the Clearwire acquisition. Wireless cost of services improved $57 million sequentially primarily as a result of lower Sprint network modernization spending.

•
Wireless SG&A expenses of $2.2 billion decreased $101 million year-over-year and $80 million sequentially. The year-over-year decline was primarily driven by work force reductions, fewer calls to customer care, and lower marketing expenses, partially offset by higher bad debt expenses. The higher bad debt expenses are driven in part by the recent introduction of installment billing for equipment which was not present in the year-ago period. The sequential decline was driven by work force reductions and lower marketing expenses, partially offset by higher bad debt expenses.

•
Wireless depreciation and amortization expense of $1.2 billion decreased $314 million year-over-year and $12 million sequentially. The year-over-year decrease was primarily related to accelerated depreciation associated with the Sprint and Nextel platforms included in the year-ago period, partially offset by higher amortization of customer relationships resulting from the SoftBank transaction.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	8

WIRELINE RESULTS

•
Wireline revenue of $746 million for the quarter declined 18 percent year-over-year and 3 percent sequentially. The year-over-year decline was primarily a result of the migration of wholesale cable VoIP customers off of Sprint’s IP platform, an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment, and lower voice volumes. The sequential decrease was primarily associated with lower international voice rates and volumes.

•
Wireline net operating expenses were $782 million in the quarter. Net operating expenses declined approximately 12 percent year-over-year and 6 percent sequentially. The year-over-year decline was driven by lower cost of services, depreciation, and work force reductions in sales. The sequential decline was primarily due to lower cost of services.

FORECAST

•	The company continues to expect calendar 2014 Adjusted EBITDA* to be between $6.7 billion and $6.9 billion.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	9

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/14	3/31/14	6/30/13
Net (Losses) Additions (in thousands)
Sprint platform:
Postpaid (3)	(181)	(231)	194
Prepaid (4)	(542)	(364)	(486)
Wholesale and affiliate	503	212	(228)
Total Sprint platform	(220)	(383)	(520)
Nextel platform:
Postpaid (3)	—	—	(1,060)
Prepaid (4)	—	—	(255)
Total Nextel platform	—	—	(1,315)
Transactions:
Postpaid (3)	(64)	(102)	(179)
Prepaid (4)	(77)	(51)	(20)
Wholesale	27	69	—
Total transactions	(114)	(84)	(199)

Total retail postpaid net losses	(245)	(333)	(1,045)
Total retail prepaid net losses	(619)	(415)	(761)
Total wholesale and affiliate net additions (losses)	530	281	(228)
Total Wireless Net Losses	(334)	(467)	(2,034)

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (3)	29,737	29,918	30,451
Prepaid (4)	14,715	15,257	15,215
Wholesale and affiliate	8,879	8,376	7,710
Total Sprint platform	53,331	53,551	53,376
Nextel platform:
Postpaid (3)	—	—	—
Prepaid (4)	—	—	—
Total Nextel platform	—	—	—
Transactions: (a)
Postpaid (3)	522	586	173
Prepaid (4)	473	550	39
Wholesale	227	200	—
Total transactions	1,222	1,336	212

Total retail postpaid end of period subscribers	30,259	30,504	30,624
Total retail prepaid end of period subscribers	15,188	15,807	15,254
Total wholesale and affiliate end of period subscribers	9,106	8,576	7,710
Total End of Period Subscribers	54,553	54,887	53,588

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	988	968	798
Wholesale and affiliate	4,192	3,882	3,057
Total	5,180	4,850	3,855

Churn
Sprint platform:
Postpaid	2.05%	2.11%	1.83%
Prepaid	4.44%	4.33%	5.22%
Nextel platform:
Postpaid	—	—	33.90%
Prepaid	—	—	32.13%
Transactions: (a)
Postpaid	4.15%	5.48%	26.64%
Prepaid	6.28%	5.11%	16.72%

Total retail postpaid churn	2.09%	2.18%	2.63%
Total retail prepaid churn	4.50%	4.35%	5.51%

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (5):
Postpaid	—	—	364
Prepaid	—	—	101
Rate (6):
Postpaid	—	—	34%
Prepaid	—	—	39%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	10

Wireless Operating Statistics (Unaudited) (continued)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13
ARPU (b)
Sprint platform:
Postpaid	$62.07	$63.52	$64.20
Prepaid	$27.38	$26.45	$26.96
Nextel platform:
Postpaid	$—	$—	$36.66
Prepaid	$—	$—	$34.48
Transactions: (a)
Postpaid	$39.16	$37.26	$59.87
Prepaid	$45.15	$43.80	$19.17

Total retail postpaid ARPU	$61.65	$62.98	$63.59
Total retail prepaid ARPU	$27.97	$27.07	$27.02

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	11

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Operating Revenues	$8,789	$8,875	$—	$8,877	$8,877
Net Operating Expenses
Cost of services	2,520	2,622	—	2,747	2,747
Cost of products	2,158	2,038	—	2,298	2,298
Selling, general and administrative	2,284	2,371	22	2,442	2,464
Depreciation and amortization	1,281	1,297	—	1,632	1,632
Other, net	27	127	—	632	632
Total net operating expenses	8,270	8,455	22	9,751	9,773
Operating Income (Loss)	519	420	(22)	(874)	(896)
Interest expense	(512)	(516)	—	(428)	(428)
Equity in earnings (losses) of unconsolidated investments and other, net	1	1	(153)	(240)	(393)
Income (Loss) before Income Taxes	8	(95)	(175)	(1,542)	(1,717)
Income tax benefit (expense)	15	(56)	61	(55)	6
Net Income (Loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Basic Net Income (Loss) Per Common Share	$0.01	$(0.04)	NM	$(0.53)	NM
Diluted Net Income (Loss) Per Common Share	$0.01	$(0.04)	NM	$(0.53)	NM
Basic Weighted Average Common Shares outstanding	3,945	3,949	NM	3,022	NM
Diluted Weighted Average Common Shares outstanding	4,002	3,949	NM	3,022	NM
Effective Tax Rate	-187.5%	-58.9%	34.9%	-3.6%	0.3%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Income (Loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Income tax (benefit) expense	(15)	56	(61)	55	(6)
Income (Loss) before Income Taxes	8	(95)	(175)	(1,542)	(1,717)
Equity in (earnings) losses of unconsolidated investments and other, net	(1)	(1)	153	240	393
Interest expense	512	516	—	428	428
Operating Income (Loss)	519	420	(22)	(874)	(896)
Depreciation and amortization	1,281	1,297	—	1,632	1,632
EBITDA*	1,800	1,717	(22)	758	736
Severance and exit costs (7)	27	52	—	632	632
Asset impairments (8)	—	75	—	—	—
Business combinations (9)	—	—	—	34	34
Adjusted EBITDA*	$1,827	$1,844	$(22)	$1,424	$1,402
Capital expenditures (2)	1,416	1,057	—	1,897	1,897
Adjusted EBITDA* less Capex	$411	$787	$(22)	$(473)	$(495)
Adjusted EBITDA Margin*	23.8%	23.4%	NM	17.7%	17.4%
Selected item:
(Decrease) Increase in deferred tax asset valuation allowance	$(27)	$82	$—	$621	$621

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	12

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,553	$5,719	$5,835
Prepaid (4)	1,221	1,232	1,276
Wholesale, affiliate and other	163	145	131
Total Sprint platform	6,937	7,096	7,242
Nextel platform:
Postpaid (3)	—	—	74
Prepaid (4)	—	—	17
Total Nextel platform	—	—	91
Transactions:
Postpaid (3)	65	70	24
Prepaid (4)	69	75	1
Wholesale	16	14	—
Total transactions	150	159	25

Equipment revenue	1,106	999	820
Total net operating revenues	8,193	8,254	8,178

Net Operating Expenses
Cost of services	2,049	2,106	2,292
Cost of products	2,158	2,038	2,298
Selling, general and administrative	2,193	2,273	2,294
Depreciation and amortization	1,212	1,224	1,526
Other, net	23	123	632
Total net operating expenses	7,635	7,764	9,042
Operating Income (Loss)	$558	$490	$(864)

Supplemental Revenue Data
Total retail service revenue	$6,908	$7,096	$7,227
Total service revenue	$7,087	$7,255	$7,358

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Operating Income (Loss)	$558	$490	$(864)
Severance and exit costs (7)	23	51	632
Asset impairments (8)	—	72	—
Depreciation and amortization	1,212	1,224	1,526
Adjusted EBITDA*	1,793	1,837	1,294
Capital expenditures (2)	1,276	930	1,728
Adjusted EBITDA* less Capex	$517	$907	$(434)
Adjusted EBITDA Margin*	25.3%	25.3%	17.6%

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WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13
Net Operating Revenues
Voice	$327	$352	$377
Data	56	62	87
Internet	345	345	432
Other	18	11	14
Total net operating revenues	746	770	910

Net Operating Expenses
Cost of services and products	626	668	669
Selling, general and administrative	85	90	112
Depreciation and amortization	67	69	105
Other, net	4	5	—
Total net operating expenses	782	832	886
Operating (Loss) Income	$(36)	$(62)	$24

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Operating (Loss) Income	$(36)	$(62)	$24
Severance and exit costs (7)	4	2	—
Asset impairments (8)	—	3	—
Depreciation and amortization	67	69	105
Adjusted EBITDA*	35	12	129
Capital expenditures (2)	66	72	93
Adjusted EBITDA* less Capex	$(31)	$(60)	$36
Adjusted EBITDA Margin*	4.7%	1.6%	14.2%

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CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13
Operating Activities
Net income (loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Depreciation and amortization	1,281	1,297	—	1,632	1,632
Provision for losses on accounts receivable	225	153	—	99	99
Share-based and long-term incentive compensation expense	26	35	—	16	16
Deferred income tax (benefit) expense	(23)	46	(61)	52	(9)
Equity in losses of unconsolidated investments, net	—	—	—	257	257
Contribution to pension plan	(10)	(10)	—	—	—
Amortization and accretion of long-term debt premiums and discounts	(74)	(74)	—	13	13
Change in fair value of derivative	—	—	167	—	167
Other working capital changes, net	(738)	(549)	8	564	572
Other, net	(31)	(225)	8	199	207
Net cash provided by operating activities	679	522	8	1,235	1,243

Investing Activities
Capital expenditures (2)	(1,246)	(1,488)	—	(1,571)	(1,571)
Expenditures relating to FCC licenses	(41)	(152)	—	(68)	(68)
Reimbursements relating to FCC licenses	95	—	—	—
Change in short-term investments, net	(102)	(115)	—	654	654
Acquisitions, net of cash acquired	—	—	—	(509)	(509)
Investment in Clearwire (including debt securities)	—	—	—	(160)	(160)
Other, net	17	(1)	—	—	—
Net cash used in investing activities	(1,277)	(1,756)	—	(1,654)	(1,654)

Financing Activities
Debt financing costs	—	(1)	—	(1)	(1)
Repayments of debt, financing and capital lease obligations	(210)	(159)	—	(303)	(303)
Proceeds from issuance of common stock, net	9	—	—	44	44
Net cash used in financing activities	(201)	(160)	—	(260)	(260)

Net (Decrease) Increase in Cash and Cash Equivalents	(799)	(1,394)	8	(679)	(671)

Cash and Cash Equivalents, beginning of period	4,970	6,364	3	6,275	6,278

Cash and Cash Equivalents, end of period	$4,171	$4,970	$11	$5,596	$5,607

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Cash Provided by Operating Activities	$679	$522	$8	$1,235	$1,243

Capital expenditures (2)	(1,246)	(1,488)	—	(1,571)	(1,571)
Expenditures relating to FCC licenses, net	54	(152)	—	(68)	(68)
Other investing activities, net	17	(1)	—	—	—
Free Cash Flow*	(496)	(1,119)	8	(404)	(396)

Debt financing costs	—	(1)	—	(1)	(1)
Decrease in debt and other, net	(210)	(159)	—	(303)	(303)
Acquisitions, net of cash acquired	—	—	—	(509)	(509)
Proceeds from issuance of common stock, net	9	—	—	44	44
Investment in Clearwire (including debt securities)	—	—	—	(160)	(160)
Net (Decrease) Increase in Cash, Cash
Equivalents and Short-Term Investments	$(697)	$(1,279)	$8	$(1,333)	$(1,325)

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	15

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor
	6/30/14	3/31/14
Assets
Current assets
Cash and cash equivalents	$4,171	$4,970
Short-term investments	1,322	1,220
Accounts and notes receivable, net	3,751	3,607
Device and accessory inventory	1,116	982
Deferred tax assets	78	128
Prepaid expenses and other current assets	936	672
Total current assets	11,374	11,579

Investments and other assets	967	892
Property, plant and equipment, net	16,852	16,299
Goodwill	6,343	6,383
FCC licenses and other	41,764	41,978
Definite-lived intangible assets, net	7,119	7,558
Total	$84,419	$84,689

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,492	$3,163
Accrued expenses and other current liabilities	5,137	5,544
Current portion of long-term debt, financing and capital lease obligations	807	991
Total current liabilities	9,436	9,698

Long-term debt, financing and capital lease obligations	31,687	31,787
Deferred tax liabilities	14,268	14,207
Other liabilities	3,664	3,685
Total liabilities	59,055	59,377

Shareholders' equity
Common shares	39	39
Paid-in capital	27,383	27,354
Accumulated deficit	(2,015)	(2,038)
Accumulated other comprehensive loss	(43)	(43)
Total shareholders' equity	25,364	25,312
Total	$84,419	$84,689

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor
	6/30/14	3/31/14

Total Debt	$32,494	$32,778
Less: Cash and cash equivalents	(4,171)	(4,970)
Less: Short-term investments	(1,322)	(1,220)
Net Debt*	$27,001	$26,588

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	16

SCHEDULE OF DEBT (Unaudited)
(Millions)

			6/30/14
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
Sprint Corporation			9,000

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	3.579%	12/15/2015	500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,780

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	762

Tower financing obligation	6.092%	09/30/2021	314
Capital lease obligations and other		2015 - 2023	171
TOTAL PRINCIPAL			31,160

Net premiums			1,334
TOTAL DEBT			$32,494
Supplemental information:
The Company had $2.4 billion of borrowing capacity available under our unsecured revolving bank credit facility as of June 30, 2014. Our unsecured revolving bank credit facility expires in February 2018.
Certain wholly-owned subsidiaries of the Company had an accounts receivable facility with a maximum funding limit of $1.3 billion as of June 30, 2014. The facility was undrawn as of June 30, 2014. The accounts receivable facility expires in May 2016.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases from Ericsson for Network Vision. The facility was fully drawn at the end of 2013, and a balance of $762 million principal amount was outstanding as of June 30, 2014. Repayments of remaining principal are due semi-annually in equal installments, along with corresponding payments of interest and fees, each March and September, with the final payment due upon maturity in March of 2017.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $922 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) vendor financing notes assumed in the Clearwire Acquisition, and (iv) all capital leases and other financing obligations.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	17

SPRINT CORPORATION
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Except for the quarter-to-date June 30, 2014 and March 31, 2014 periods, financial results include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined results of operations and cash flows for the Predecessor and Successor periods for the three-month period ended June 30, 2013. (See Financial Measures for further information)

(2)
Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $12 million for the successor quarter-to-date June 30, 2014 period and $13 million for the predecessor quarter-to-date June 30, 2013 period and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.

(3)
Postpaid subscribers on the Sprint platform are defined as retail postpaid devices with an active line of service on the CDMA network, including subscribers utilizing WiMax and LTE technology. Postpaid subscribers previously on the Nextel platform are defined as retail postpaid subscribers on the iDEN network, which was shut-down on June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. During the quarter-to-date June 30, 2014 period, the Sprint platform subscriber results included approximately 535,000 tablet net adds, which generate a significantly lower ARPU than other postpaid subscribers.

(4)
Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers previously on the Nextel platform are defined as retail prepaid subscribers who utilized the iDEN network, which was shut-down on June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(5)
Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.

(6)
The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.

(7)	Severance and lease exit costs are primarily associated with work force reductions and exit costs associated with the Nextel platform and those related to exiting certain operations of Clearwire.

(8)	For the quarter-to-date March 31, 2014 period, asset impairment activity is primarily due to network equipment assets that are no longer necessary for management's strategic plans.

(9)
For the quarter-to-date June 30, 2013 period, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the transactions with SoftBank and our acquisition of Clearwire.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	18

*FINANCIAL MEASURES
On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information represents Sprint Corporation, which includes the activity and accounts of Sprint Communications, Inc. as of and for the three-month periods ended June 30, 2014 and March 31, 2014. The accounts and activity for the successor periods from October 5, 2012 (date of inception) to December 31, 2012 and from January 1, 2013 to July 10, 2013 consist of the activity of Starburst II prior to the close of the SoftBank Merger. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication Inc.’s historical cost, and are, therefore, not comparable.
In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the three-month period ended June 30, 2013 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of the beginning of 2013.
Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.
Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.
The measures used in this release include the following:
EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.
Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period, if applicable. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.
Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	19

SAFE HARBOR
This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of new technologies and services; customer and network usage; customer growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Transition Report on Form 10-K for the period ended March 31, 2014. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 54 million customers as of June 30, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved U.S. company in customer satisfaction, across all 43 industries, over the last six years. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America in 2011, 2012 and 2013. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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i HD Voice requires call between two Sprint HD Voice enabled phones on Sprint network upgraded areas.

THE SPRINT QUARTERLY INVESTOR UPDATE - FISCAL 1Q14	20